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                                                                    EXHIBIT 11.1

                             RF MONOLITHICS, INC.

                  Computation of Net (Loss) Income per Share
                  Years Ended August 31, 2000, 1999 and 1998
                     (In thousands, except per-share data)

                                                         2000           1999          1998
                                                         ----           ----          ----
Average common shares outstanding..................        6,046         5,714          5,614
Net effect of dilutive stock options - based on the
   treasury stock method...........................           --           218            364
                                                        --------       -------       --------
       Total common and common equivalent shares...        6,046         5,932          5,978
                                                        ========       =======       ========
Net (loss) income..................................     $ (7,608)      $   729       $  4,760
                                                        ========       =======       ========
Net (loss) income per share........................     $  (1.26)      $  0.12       $   0.80
                                                        ========       =======       ========